Exhibit 99.1

Mammoth Energy Services, Inc. Completes Initial Public Offering of Common Stock

Oklahoma City, OK (October 19, 2016) – Mammoth Energy Services, Inc. (NASDAQ: TUSK) (“Mammoth Energy”) today announced the completion of its initial public offering of 7,750,000 shares of common stock at a public offering price of $15.00 per share (the “Mammoth Energy IPO”), of which 7,500,000 shares were offered by Mammoth Energy and 250,000 shares were offered by certain selling stockholders named in the registration statement relating to this offering (the “Selling Stockholders”). Mammoth Energy’s common stock commenced trading on The Nasdaq Global Select Market on October 14, 2016 under the ticker symbol “TUSK.” The closing of the Mammoth Energy IPO took place on October 19, 2016. The underwriters have a 30-day option to purchase up to an additional 1,162,500 shares of common stock at the same price per share, all of which would be sold by the Selling Stockholders.

Net proceeds to Mammoth Energy from the sale of 7,500,000 shares of its common stock, after underwriting discounts and commissions and estimated expenses, are estimated to be approximately $103.2 million. On the closing date, Mammoth Energy repaid in full the outstanding borrowings under its revolving credit facility. Mammoth Energy intends to use the remaining net proceeds for other general corporate purposes, which may include the acquisition of additional equipment and complementary businesses that enhance its existing service offerings, broaden its service offerings or expand its customer relationships. Mammoth Energy did not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

Credit Suisse Securities (USA) LLC acted as book-running manager for the offering. Barclays Capital Inc. and Piper Jaffray & Co. acted as joint book-running managers.

The offering of these securities is being made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, copies of which, when available, may be obtained from Credit Suisse Securities (USA) LLC:

Credit Suisse Securities (USA) LLC

Attn: Prospectus Department

One Madison Avenue

New York, NY 10010

telephone: (800) 221-1037

email: newyork.prospectus@credit-suisse.com

You may also obtain these documents for free when they are available from the Securities and Exchange Commission at www.sec.gov.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described above nor shall there be any sale of the securities described above in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Mammoth Energy Services, Inc.

Mammoth Energy is an integrated, growth-oriented oilfield service company serving companies engaged in the exploration and development of North American onshore unconventional oil and natural gas reserves. Mammoth Energy’s suite of services includes completion and production services, natural sand proppant services, contract land and directional drilling services and remote accommodation services.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties, including, among others, risks impacting the ability of Mammoth Energy to complete any public offering of its securities because of general market conditions or other factors and risks that could cause the results to differ materially from those expected by the management of Mammoth Energy. Mammoth Energy undertakes no obligation to update or revise any forward-looking statement.

Contact: Mammoth Energy Services, Inc., Attention: Mark Layton, 4727 Gaillardia Parkway, Suite 200, Oklahoma City, Oklahoma 73142, tel: 405-608-6007.